Exhibit 99.1

GLOBAL NET LEASE ANNOUNCES NEARLY 850,000 SQUARE FEET OF NEW AND RENEWED LEASES IN THIRD QUARTER, OVER 3.5 MILLION SQUARE FEET YEAR TO DATE

Year to date lease terms include $28 million in annualized, straight-line rent and over nine years of weighted-average lease term

NEW YORK – October 12, 2022 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”) announced today that in the third quarter it executed one new lease, one expanded lease, and two lease extensions in its best of class global portfolio. These leases, which are for properties located in the US and UK, have a new weighted-average remaining lease term of 9.1 years, an increase of almost four years compared to the old lease term. Year-to-date, GNL has signed new, renewed or expansion leases totaling 3.6 million square feet with a weighted-average remaining lease term of 9.4 years which increases the amount of straight-line rent these tenants are required to pay by approximately $1 million based, in part, on existing exchange rates for the leases with tenants in the UK and Europe. The leases signed in 2022 are for properties the Company owns in the US, UK, France and the Netherlands and include investment-grade tenants such as the US Government, the State of Indiana, FedEx, and Whirlpool.

“We are continuing the leasing momentum we’ve seen in this year,” said James Nelson, CEO of GNL. “The leases we signed in the third quarter have a weighted-average lease term of more than nine years and added over 100,000 occupied square feet to our portfolio. Building on the strong relationships we have established with our tenants over time, our asset management team has been very successful signing leases this year and continues to build a strong pipeline of new and renewal leases in North America and Europe.”

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different. The words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of GNL’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on GNL, GNL’s tenants and the global economy and financial markets, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those set forth in the Risk Factors section of GNL’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022, and all other filings with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com

Phone: (212) 415-6510